Exhibit 99

News Release

CONTACTS:

Investors:
     Joe Selner, Chief Financial Officer
     920-491-7120
Media:
     Jon Drayna, Corporate Communications
     920-491-7006

Associated names Harley-Davidson VP Ruth Crowley to Board

        GREEN BAY, Wis. – Feb. 3, 2004 – Associated Banc-Corp (Nasdaq: ASBC) has appointed Ruth M. Crowley to its Board of Directors. Ms. Crowley joined Harley-Davidson Motor Company as vice president of general merchandise in March 2000. In this role, she oversees worldwide design, manufacturing and distribution of Harley-Davidson MotorClothes apparel, giftware and the licensing of merchandise.

        She also has extensive experience in executive management positions in the retail and entertainment sectors including May Company, The Limited, Eddie Bauer, Inc., Host Marriott Services Corp., and Universal Studios. Ms. Crowley is an Irish national. She completed her education at Emerson College in Dublin, Ireland.

         Ms. Crowley is very active in the Milwaukee community, particularly with children’s organizations such as Big Brothers Big Sisters and The Next Door Foundation. She is also actively involved with Harley-Davidson’s corporate sponsorship of the Muscular Dystrophy Association and is on the Board of Governors for the University of North Texas.

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        “We are pleased to be adding someone with Ruth’s energy and experience to our Board of Directors,” said Paul Beideman, president and CEO of Associated Banc-Corp. “We know that Associated will benefit from her extensive retail and business management expertise.”

        Ms. Crowley’s appointment is effective today. She will stand for election at the company’s April 28 annual shareholders’ meeting. Harley-Davidson Motor Company produces heavyweight street, custom and touring motorcycles and offers a complete line of motorcycle parts, accessories, apparel and general merchandise. As a subsidiary of Harley-Davidson, Inc., Buell Motorcycle Company produces sport motorcycles in addition to motorcycle parts, accessories and apparel. Harley-Davidson Financial Services, Inc. provides wholesales and retail financing and insurance programs to Harley-Davidson/Buell dealers and customers.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $15.2 billion, serving Wisconsin, Illinois, and Minnesota through more than 200 banking offices. Associated offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.